Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of CorMedix Inc. on Form S-8 (File No. 333-170498) of our report, which includes an explanatory paragraph relating to CorMedix Inc.’s ability to continue as a going concern, dated March 19, 2012 on our audits of the financial statements of CorMedix Inc. as of December 31, 2011 and 2010, and for the years then ended, and for the period from July 28, 2006 (Inception) to December 31, 2011, which report is included in this Annual Report on Form 10-K of CorMedix Inc. for the year ended December 31, 2011.

/s/ J. H. Cohn LLP

Roseland, New Jersey

March 19, 2012